Exhibit 4.1

AMENDMENT AND TERMINATION

OF

RIGHTS AGREEMENT

This Amendment and Termination (this “Amendment and Termination”) of the Rights Agreement (as defined below), dated as of April 2, 2019, is made by and between Versum Materials, Inc., a Delaware corporation (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., a Pennsylvania corporation, as rights agent (the “Rights Agent”). All capitalized terms not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement, dated as of February 28, 2019, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of March 14, 2019 (as amended, the “Rights Agreement”);

WHEREAS, the Board of Directors of the Company has determined in good faith that it is desirable and in the best interests of the Company and its stockholders to amend and terminate the Rights Agreement as set forth in this Amendment and Termination;

WHEREAS, the Board of Directors of the Company has determined to terminate the Rights Agreement and, in furtherance thereof, the Company desires to enter into this Amendment and Termination pursuant to which the Rights Agreement will be amended to provide that (i) the Rights will expire at 11:59 pm New York City time on April 2, 2019, and (ii) the Rights Agreement will be terminated upon the expiration of the Rights;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall, if directed by the Company, from time to time supplement or amend the Rights Agreement without the approval of any holders of Right Certificates in order to make any provisions with respect to the Rights which the Company may deem necessary or desirable, in accordance with the terms of such Section 27; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment and Termination, and by its execution and delivery hereof, directs the Rights Agent to execute this Amendment and Termination.

NOW THEREFORE, in consideration of the premises and the mutual agreements set forth in the Rights Agreement and in this Amendment and Termination, the parties hereto hereby agree as follows:

1. Section 7(a)(ii) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) 11:59 pm New York City time on April 2, 2019 (the “Final Expiration Date”),”

2. In each place where it appears in the exhibits to the Rights Agreement, where applicable, (i) the date “August 30, 2019” is hereby replaced with the date “April 2, 2019” and (ii) the phrase “prior to 5:00 P.M., New York City time, on August 30, 2019” is hereby replaced with the phrase “prior to 11:59 P.M. New York City time on April 2, 2019”.

3. Upon expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall terminate and be of no further force or effect whatsoever without any further action on the part of the Company or the Rights Agent.

4. This Amendment and Termination shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction, without regard to the principles or rules concerning conflicts of laws which might otherwise require application of the substantive laws of another jurisdiction.

5. Except as expressly provided herein, the Rights Agreement will not otherwise be supplemented or amended by virtue of this Amendment and Termination, but will remain in full force and effect.

6. This Amendment and Termination may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment and Termination executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

7. This Amendment and Termination will be effective as of the date first above written and all references to the Rights Agreement will, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

8. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment and Termination is in compliance with the terms of Section 27 of the Rights Agreement.

9. Pursuant to Section 27 of the Rights Agreement, by its execution and delivery hereof, the Company directs the Rights Agent to execute this Amendment and Termination.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment and Termination to be duly executed and attested, all as of the day and year first above written.

VERSUM MATERIALS, INC.

By:	/s/ Michael W. Valente
Name: Michael W. Valente Title: Senior Vice President, General Counsel and Secretary

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., AS RIGHTS AGENT

By:	/s/ John P. Dunn
Name: John P. Dunn
Title: Senior Vice President, Sales

[Signature Page to Amendment and Termination]